Exhibit 10.43

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of July 27, 2005 but shall be deemed executory only until the date on which the Executive becomes legally qualified to be an employee of the Company under all applicable immigration and other laws (see Section 1 hereof, below), by and between Ulrik Grape (the “Executive”) and EnerDel, Inc., a Delaware corporation (the “Company”). References to the Company shall include any Affiliated Companies, as that term is defined below.

WHEREAS, the Executive and the Company each desire to set forth their agreement with respect to the Executive’s employment with the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein of the parties hereto, the parties hereby agree as follows:

1.
Employment Period. The Company shall employ the Executive as its Chief Executive Officer for the period beginning on the date on which the Executive becomes legally qualified to be an employee of the Company under all applicable immigration and other laws (the “Commencement Date”), and ending on the date such employment is terminated pursuant to Section 5 (the “Employment Period”).

2.
Performance of Duties. The Executive shall be responsible for formulation and implementation of the business plan and day-to-day operation of the Company. The duties of the Executive shall include those commonly associated with such position, together with such other duties consistent therewith and herewith as may be assigned to the Executive by the Company’s Board of Directors. The Executive shall report to the Company’s Board of Directors. The Executive shall provide services primarily at the Company’s offices located in Fort Lauderdale, Florida. The Executive shall perform Executive’s duties faithfully and will devote his entire business time and attention and his best efforts to the duties and services of his position.

3.	Compensation and Benefits. The following shall apply during the Employment period:

3.1
Base Salary. The Executive’s base salary as of the Commencement Date will be $250,000 per year, payable in accordance with the applicable payroll practices of the Company. The Company’s Board of Directors shall, from time to time, review the Executive’s performance and consider increasing the Executive’s Base Salary.

3.2	Sign-on Bonus.

i.
The Executive will be entitled to receive an equity sign-on bonus on his first day of actual employment by the Company on its payroll, consisting of immediately vesting, 10 year options to purchase 100,000 shares of Ener1, Inc. common stock at an exercise price of $.00 per share. These options will be issued under the Ener1, Inc. 2002 Employee Stock Participation Plan, subject to the terms and conditions thereof, with the option grant drafted to be consistent with the terms of this Agreement. The Company represents that the shares underlying the options have been registered with the United States Securities and Exchange Commission by Ener1, Inc. pursuant to a registration statement on Form S-8.

ii.	In addition to the equity sign-on bonus, the Executive shall be paid, upon the execution and delivery by the Executive of this Agreement to the Company, a cash sign-on bonus of $70,000.

3.3
Performance Bonus. The Executive shall have the opportunity to earn an annual bonus of up to 100% of his annual salary. The bonus will be determined by EnerDel’s Board of Directors based on the performance of the Executive and of EnerDel.

3.4
Vacation. The Executive shall be entitled to three weeks of paid vacation leave per year during each of the first three years of the Executive’s employment with the Company, and 4 weeks of paid vacation for each subsequent year, the timing of which shall be approved in accordance with the general policies and procedures of the Company as amended from time to time for executives of the Company and its affiliated entities (“Company Policies”).

3.5
Medical Insurance. The Company shall provide medical insurance coverage to the extent consistent with that provided to other Executives of the Company and its Affiliated Companies, and in accordance with Company Policies.

3.6
Other Benefits. The Executive shall have the right to participate in such pension, retirement savings, bonus, profit sharing and other employee welfare and benefit plans, if any, as are made available generally to employees of the Company and its Affiliated Companies, in accordance with Company Policies.

3.7
Withholding. There shall be deducted from any payments made hereunder any taxes or other amounts required to be withheld by any government entity or taxing authority having jurisdiction over the matter.

3.8	Option Plan. The Executive will be entitled to the following equity participations:

i.
The Executive shall be granted, pursuant to a separate option plan, effective on his first day of actual employment with the Company on its payroll , options to purchase 1,000,000 shares of Ener1, Inc. common stock, vesting 25% on each of the first four anniversaries of the date of this Agreement. Exercise price for these options will be equal to fair market value on the date of the option, and the term of the options shall be ten years. The Executive’s right to exercise any of the options shall be subject to the Company’s reporting revenue equal to $1.5 million for calendar 2005 and $7.0 million for calendar 2006, as confirmed by review or audit by its independent registered auditors. If the Company revenue falls short of the target(s) for any of the time frames involved by 20% or more, the Executive shall not be able to exercise any of the options referred to in this provision that have vested unless and until the Company revenue for subsequent time frames reaches more than 80% of said target revenue. The Company may also consider granting to the Executive options to purchase the Company’s common stock, on terms to be determined by the Company’s Board of Directors. Based on the Executive’s performance and the performance of the Company and Ener1, Inc., the Boards of Directors of Ener1, Inc. and the Company may, in their separate and independent discretion and subject to any applicable corporate and legal requirements and tax and accounting considerations, in lieu of directly granting options to purchase the Company’s common stock, instead grant to the Executive the opportunity to exchange some or all of the Executive’s Ener1, Inc. stock options for options to purchase the Company’s common stock, on terms and conditions to be established by the Company and Ener1, Inc. at the appropriate time.

ii.
In the event of Change of Control of the Company, any unvested options granted to the Executive shall vest and shall be fully exercisable immediately. “Change in Control” shall be deemed to occur if any Person shall acquire direct or indirect beneficial ownership (whether as a result of stock ownership, revocable or irrevocable proxies or otherwise) of securities of the Company, pursuant to one or more transactions, such that after consummation and as a result of such transaction, such Person has direct or indirect beneficial ownership of 50% or more of the total combined voting power with respect to the election of directors of the issued and outstanding securities of the Company. “Person” shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a Parent or Subsidiary, and “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act. Notwithstanding the foregoing, for purposes of this Agreement, “Change of Control” shall not include any change of control, actual or implicit, resulting from any Person or Persons gaining 50% or more of the combined voting power for the Company (or less than 50%, even though such lesser amount may represent effective voting control) through an Initial Public Offering by the Company or other financing conducted by or on behalf of the Company.

4.	Expenses.

4.1
Throughout the term of this Agreement, the Executive shall be reimbursed in accordance with Company Policies for reasonable out-of-pocket expenses incurred by him in the performance of his services hereunder.

4.2	In addition, the Company shall reimburse the Executive for up to $10,000 in personal travel expenses incurred by the Executive during his first year of actual employment with the Company.

4.3
In addition, the Company will reimburse the Executive for the reasonable, documented costs of the Executive’s relocation to the Ft. Lauderdale, Florida area. Such costs shall include the cost of moving his (and his family’s) personal property from California and the cost of airfare for himself and his family from California.

4.4
In addition, the Company shall reimburse the Executive for automobile rental and hotel expenses incurred by the Executive during his first year of actual employment with the Company (or until his relocation to Ft. Lauderdale, Florida is completed, whichever comes first).

4.5
The expenses referenced in subsections 4.1 through 4.4, inclusive, shall be (i) reimbursed by the Company to the Executive as and when incurred by the Executive, and promptly after receipt by the Company of written documentation which substantiates each reimbursement request, and (ii) grossed-up to offset the income tax liability, if any, which Executive incurs in connection with the receipt of such reimbursed amounts.

5.	Termination. The Executive and the Company shall have the right to terminate this Agreement as provided in this Section 5.

5.1	Voluntary Resignation. The Executive may terminate his employment hereunder at any time upon 30 days’ prior written notice.

5.2
 Termination by the Company without Cause or Termination by the Executive with Good Reason. The Company shall have the right to terminate the Executive’s employment hereunder without Cause (as Cause is defined below in Section 5.3) upon 30 days’ written notice to the Executive. The Executive shall have the right to terminate his employment hereunder with Good Reason as (defined below) upon 30 days’ written notice to the Company. “Good Reason” shall mean the occurrence of any of the following events:

i.
(a) the assignment to the Executive of responsibilities which are, or to a position with the Company which is substantially different from, Executive’s responsibilities or position as set forth in this Agreement (but not including promotions of the Executive), and which have an adverse effect upon the Executive; or (b) the reduction of the Executive’s authority from that set forth herein or otherwise customary for a chief executive officer of a corporation.

ii.	a reduction by the Company in the Executive’s Base Salary;

iii.
the Company’s material breach of any provision of this Agreement, provided that if such breach is curable the Executive has given the Company written notice of such breach, and the Company has failed to cure such breach within 30 days after such notice; or

iv.	the Company shall fail to maintain directors and officers liability coverage.

5.3
Termination for Cause. The company shall have the right to terminate the Executive’s employment hereunder at any time upon written notice on account of the existence or occurrence of one or more of the following events (“Cause”):

i.	the Executive discloses Confidential Information in violation of Section 7 or engages in competition in violation of Section 8 of this Agreement;

ii.	the Executive materially breaches any other provision of this Agreement, and fails to cure such breach within 30 days after written notice thereof from the Company;

iii.	the Executive is convicted of a felony; or indicted for any crime involving moral turpitude;

iv.
the Executive’s use of narcotics, alcohol or illicit drugs has a detrimental effect on the performance of his employment responsibilities, as determined in the reasonable judgment of the Board of Directors; or

v.
any failure of the Executive (unless solely and directly caused by, or materially contributed to by, the wrongful action or any inaction of the Company) to maintain his employment eligibility under all applicable employment laws, including without limitation, the laws pertaining to employment of foreign nationals by U.S. companies, or failure of the Executive qualify under such laws for employment by the Company on or before November 15, 2005.

5.4
Disability. The Company may terminate the Executive’s employment hereunder upon 30 days’ written notice if the employee is unable to perform his duties, in any material respect, whether by reason of a physical or mental injury, physical incapacity or disability, physical or mental illness or otherwise, for a period of more than 180 consecutive days, exclusive of vacations, holidays, and leaves of absence approved in writing by the Company, and which, in the written opinion of a practicing physician, resident in Florida of recognized ability and reputation selected by the Company, who has examined the Executive after such 180 days, reasonably determines that the Executive is unable to perform his duties hereunder as an Executive of the Company.

5.5	Death. The Executive’s employment hereunder automatically shall be terminated by reason of his death.

6.
Rights and Obligations of the Parties Upon Early Termination. The Company and the Executive shall have the following rights and obligations upon early termination of the Executive’s employment hereunder pursuant to Section 5. Nothing herein shall be construed to be in derogation of any other benefits provided by the Company pursuant to Company Policies or by law.

6.1
Termination for Cause. The Company shall have no obligation to make payments to the Executive in accordance with Section 3 for periods after the date on which the Executive’s employment with the Company is terminated pursuant to Section 5.1 (Voluntary Resignation), Section 5.3 (Termination for Cause), Section 5.4 (Disability) or Section 5.5 (Death), except for payments due and owing as of such date.

6.2
Termination Without Cause or Termination with Good Reason. If the Company terminates the Executive’s employment hereunder without Cause, if the Executive terminates the Executive’s employment hereunder with Good Reason pursuant to Section 5.2, the Company shall pay the Executive any compensation and benefits the Company owes to the Executive through the effective date of termination and shall continue to make salary payments only (subject to required withholding and other applicable taxes) to the Executive in accordance with his Base Salary, on the Company’s regularly scheduled payroll dates, for an additional period of six (6) months following the effective date of termination.

7.	Confidential Information.

7.1
“Confidential Information” shall mean all trade secrets and other confidential and proprietary information of the Company or other entities under common control with, controlled by or controlling the Company (hereinafter referred to as an “Affiliated Company” or “Affiliated Companies”), including but not limited to: (i) inventions (whether or not patented or patentable), writings (whether or not copyrighted or copyrightable), designs, systems, processes, discoveries, works of authorship, improvements or ideas relating to any products, software, hardware, apparatus, processes, or uses thereof produced or being developed by the Company (“Company Products”) or the technology or know-how of the Company or any Affiliated Company; (ii) the Company’s or any Affiliated Company’s proprietary software, consisting of computer programs in source or object code and all related documentation and modifications thereto and including programs and documentation and training and service materials, including all upgrades, improvements and modifications thereto and including programs and documentation in incomplete states of design or research and development; (iii) the subject matter of the Company’s or any Affiliated Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names materials, operating instructions and other confidential industrial property, including matters in the process of design or research and development; (iv) the Company’s or any Affiliated Company’s business operations and practices, including marketing, research, service and product development plans and strategies which have been or are being considered, processes product formulations and designs, and sales or distribution methods and techniques, other than any of the foregoing which are published by the Company or otherwise made available by the Company to the industry; (v) the Company’s or any Affiliated Company’s pricing information, pricing methods, bidding practices, pricing structures, cost analysis reports, overhead reports, profit margins and supplier and vendor arrangements; (vi) information of the Company or any Affiliated Company relating to persons, firms, partnerships, corporations or other entities which are or have been customers of the Company or any Affiliated Company including identification of or lists of past, existing or potential customers and their business requirements and the method services can be individually tailored to the needs of particular customers together with the programs devised for customers and the materials embodying them; (vii) account information relating to customers, including payment history, account balances and receivables; and (viii) financial information relating to the Company or any Affiliated Company.

7.2
Company Proprietary Rights. All Confidential Information created by the Executive (alone or with others) during the Employment Period, regardless of whether or not such information was created during the Company’s customary business hours or at the Company’s place of business, shall be and remain the sole property of the Company free and clear of any rights or claims that may be made by the Executive or any other entity. The Executive shall not file any copyright or patent applications covering or claiming any Confidential Information except with the prior written consent of the Company. Upon termination of the Executive’s employment, or at any time upon written request of the Company, the Executive shall deliver to the Company all Confidential Information, whether embodied in Written Materials, substances, models, mechanisms or the like, including but not limited to, customer/client lists, documents, research data, reports, plans, proposals, marketing and sales plans, equipment, software, discs, illustrations, samples, and manuals or otherwise containing or relating to the Confidential Information in his possession or control. “Written Material” means letters, memoranda, reports, notes, notebooks, books of account, data, drawings, prints, plans, specifications, formulae, and all other documents or writings, and all copies thereof, including those stored in forms of electronic media. During the Employment Period and for a period of one (1) year thereafter, at the request of the Company and without expense to the Executive but also without additional consideration, the Executive shall execute such documents and perform such other reasonable acts as the Company deems necessary to vest in the Company or its designee title to Confidential Information, or to obtain, with respect to Confidential Information, copyrights and/or patents in any jurisdiction or jurisdictions, including, without limitation, any application for copyrights or patents, any copyrights or patents issued pursuant thereto, and any assignment of any of the foregoing.

7.3
Non-Disclosure. The Executive shall, throughout the term of this Agreement and for a period of three (3) years thereafter: (i) hold all Confidential Information in the strict confidence and not disclose any Confidential Information to any third party except to, or with the prior written consent of, the person or persons designated from time to time by the Board of Directors other than the Executive (an “Authorized Representative of the Company”), or as required by law or valid order of a court or other governmental authority; provided, however, that prior to making any such disclosure other than with the consent of the Company the Executive shall first notify the Company of the Executive’s intention to disclose Confidential Information pursuant to this exception as promptly as is practical under the circumstances in order to enable the Company to seek a protective order or injunction against the making of such disclosure; (ii) not make any use of any Confidential Information except such use as is required in the due performance of the Executive’s duties hereunder; (iii) comply with all non-disclosure and confidentiality agreements to which the Company is a party; and (iv) take all reasonable precautions to assure that the Confidential Information is properly protected and kept from unauthorized persons.

7.4
Exclusions. The foregoing shall not apply if (i) the Confidential Information is known to the Executive on the date of this Agreement, (ii) the Confidential Information to be disclosed is or has become public knowledge through no fault of the Executive where the disclosing person was not, to the best of the Executive’s knowledge, under an obligation not to disclose such information, (iii) the Confidential Information to be disclosed was known to the Executive prior to its disclosure to the Executive; or (iv) the Confidential Information is to be disclosed as reasonably required to perform the Executive’s duties under this Agreement.

8.	Non-Competition.

8.1
The Executive agrees that during the Employment Period, and for a period of six (6) months following any termination other than a termination by the Company without Cause or a termination by the Executive for Good Reason under Section 5.2, (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member, stockholder or other equity owner of any person or entity, engage in any business activity which is in competition with the business of the Company, including without limitation any business that develops, seeks to develop, markets or sells any product that is similar to or competitive with any product that the Company is, to the best knowledge of the Executive, seeking to develop, market or sell, or that the Company is then engaged in developing, marketing or selling. For purposes hereof, the “business” of the Company shall mean the actual business of the Company as of the date the Executive leaves the employment of the Company (which, as of the date hereof, is the development, marketing and sale of lithium batteries and their components). Notwithstanding any provision of this subsection 8.1 to the contrary, Executive may, without violating the provisions of Section 8 of this Agreement, hold not more than two percent (2%) of the issued and outstanding stock of any company which competes with the Company that is also traded on a public exchange, provided that he has no other association with such company.

8.2
The restrictions set forth in Section 8.1 are a material part of the bargain between the parties. The Executive acknowledges and agrees that the limitations contained in Section 8.1 with respect to duration and scope of activity are reasonable. If, however, the geographic area, duration or scope of activity of any restriction contained in Section 8 shall be held to be unenforceable, such restriction shall be modified to the extent necessary to render it legal, valid and enforceable to the fullest extent permissible by law.

9.
Non-solicitation of Consultants and Executives. During the Employment Period and for a period of six (6) months following any termination of the Executive hereunder, the Executive shall not, on his own behalf or on behalf of any other individual, corporation, partnership, limited liability company or other entity, employ, solicit for employment, or otherwise assist in the solicitation for employment, including any recommendation with respect to employment, of any person who is a consultant or employee of the Company at the time of any such solicitation.

10.
Representations and Warranties. The Executive represents and warrants as of the date of this Agreement and as of the Commencement Date that (i) the Executive does not own or have any interest or right in any inventions or discoveries developed, made or conceived prior to the Executive’s employment by the Company and relating to Company Products or any Confidential Information that has not been assigned, sold and granted by the Executive to the Company; (ii) the Executive does not have any obligations to prior employers or others relating to Confidential Information related to the business of the Company or to any inventions or discoveries; and (iii) the Executive is not bound by any restriction, agreement, judgment or other limitation limiting the Executive’s ability to enter into this Agreement or to carryout its terms.

11.
Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in Sections 7, 8, or 9 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

11.1
The Executive shall account for and pay over to the Company all compensation, profits and other benefits which inure, directly or indirectly, to the Executive, any of his affiliates, or any of his family members, or any business of which the Executive or any of his relatives, spouse or other family members is an employee, director, officer, partner, shareholder or other equity owner resulting from any action or transaction constituting a breach of any of the Restrictive Covenants.

11.2
In the event of a violation or threatened violation of any of the Restrictive Covenants, the Company is likely to suffer irreparable harm for which monetary damages will not be adequate. Having no adequate remedy at law, the Company shall therefore be entitled to seek to enforce each such provision by temporary or permanent injunction without prejudice to any other rights and remedies that may be available at law or in equity, except as may be required by law. In the event that the Company prevails in any such action, the Executive shall be responsible to the Company for any legal fees and costs incurred by the Company to enforce this or any other provisions of this Agreement.

11.3
If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

13.
Notices. Any notices and other communications hereunder shall be in writing and addressed to the parties as follows (with notice deemed given as indicated): (i) by personal delivery upon signed acknowledgment when delivered personally; (ii) by certified or registered mail, postage prepaid, return receipt requested, 5 business days after mailing; (iii) by nationally recognized overnight courier service upon confirmation of receipt or (iv) by telecopy transmission upon electronic or written confirmation of receipt:

If to the Executive, to:                   Ulrik Grape
22 Oakridge Lane
Danville, California 94506
Phone: 925-831-3938
Fax: 925-831-9226

With a copy to:                                    Stephen R. Barbieri
214 Grant Avenue, Suite 400
San Francisco, CA 94108
Telephone: 415-398-4900
Facsimile: 415-840-0312

If to the Company, to:                         EnerDel, Inc.
500 W. Cypress Creek Road,  Suite 100
Fort Lauderdale, Florida 33309
Attn: Ronald Stewart
Telephone: 954-556-4020
Facsimile: 954-776-3359

Either party may change its contact address for notices and other communications by means of notice to the other party given in accordance with this Section 13.

14.	Governing Law. This Agreement shall be construed, interpreted, and enforced according to the laws of the State of Florida without regard to the principles of conflict of laws.

15.	Severability. If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

16.
Successors and Assigns. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity through merger, consolidation, or otherwise.

17.
Modifications in Writing; Waiver. No modification, alteration, or addition to this Agreement shall be valid or effective unless in writing signed by the party against whom enforcement thereof is sought. No waiver of any breach of any of the terms and conditions contained in this Agreement shall be construed to be a waiver of any succeeding breach of such term or condition, or of any other term or condition.

18.
Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive’s employment or the termination thereof, shall be settled in the Fort Lauderdale, Florida area, by arbitration before a sole arbitrator in accordance with the national Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrators shall be entered in any court having jurisdiction thereof. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The state and federal courts located in the State of Florida shall have personal jurisdiction over the parties for any action or proceeding relating to the enforcement of an award pursuant to any arbitration in which the parties are participants.

19.
No Waiver of Attorney-Client Privilege or Ethical Duty of Confidentiality. The Company does not hereby waive the attorney-client privilege with respect to any information provided to or communication with the Executive in any respect.

20.
Amendment. This Agreement may only be amended or canceled by the mutual, written agreement of the parties. No person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

21.
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes any prior or contemporaneous agreement between the parties with respect to the subject matter thereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

22.
Survival. The rights, benefits, duties and obligations of the parties hereunder, including, without limitation, the rights, benefits, duties and obligations contained in Section 7, 8, 9, 11 and 12 herein, and the representations and warranties made in Section 10 herein, shall survive the term and/or termination of this Agreement.

[This space intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the date first written above.

ENERDEL, INC.

By:	/s/
Name:
Title:

By:	EXECUTIVE

/s/
Name: Ulrik Grape